Exhibit 10.1
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
June 22, 2007
Petróleo Brasileiro S.A.
Av. República do Chile, 65/1702
Rio de Janeiro
Brazil 20035-900
Ladies and Gentlemen:
     We hereby consent to the references to DeGolyer and MacNaughton as set forth under the heading “Item 4 — INFORMATION ON THE COMPANY — Exploration, Development and Production — Reserves” in the Annual Report on Form 20-F of Petróleo Brasileiro S.A. (Petrobras) for the year ended December 31, 2006.
     We prepared estimates, as of December 31, 2006, of the proved crude oil, condensate, and natural gas reserves and the oil equivalent of 91 fields with interests owned by Petrobras. These estimates were prepared in accordance with the reserves definitions of Rules 4-10(a) (1)-(13) of Regulation S-X of the United States Securities and Exchange Commission. The fields are located in Brazil and offshore from Brazil. The volumes of proved reserves estimated, as of December 31, 2006 are 8,276 million barrels of oil and condensate, 6,749,464 million cubic feet of marketable gas, and 9,402 million barrels of oil equivalent. These estimates and the fields evaluated are those contained in our letter report dated January 29, 2007, on estimates of proved crude oil, condensate, and natural gas reserves and the oil equivalent of 91 fields with interests owned by Petróleo Brasileiro S.A. as of December 31, 2006 and are subject to the explanations, definitions, qualifications, assumptions, and conclusions contained in the letter report.

Very truly yours,

DeGOLYER and MacNAUGHTON